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EXHIBIT 3.4

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            GROUP LONG DISTANCE, INC.
                            -------------------------

         Pursuant to the provisions of Section 607.1006 of the Florida Statutes, Group Long Distance, Inc., a Florida corporation, does hereby amend its Articles of Incorporation.

         1. The name of the corporation whose Amended and Restated Articles of Incorporation are being amended by these Articles of Amendment is Group Long Distance, Inc., a Florida corporation.

         2. Article VII of the Amended and Restated Articles of Incorporation of Group Long Distance, Inc., a Florida corporation, is hereby deleted in its entirety, and the following Article VII is hereby inserted in its place:

                          "ARTICLE VII - CAPITAL STOCK
                          ----------------------------

                  The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Twenty Million (120,000,000) shares, consisting of Twenty Million (20,000,000) shares of Preferred Stock having no par value per share and One Hundred Million (100,000,000) shares of Common Stock having no par value per share.

                  The Board of Directors of the Corporation is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing articles of amendment pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares of Preferred Stock to be included in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each such series (including without limitation the voting rights, dividend rights and preferences, liquidation rights and preferences, and conversion rights, if any, thereof) and the qualifications, limitations and restrictions thereof.

                  All shares of Common Stock shall be identical with each other in every respect, and the holders thereof shall be entitled to one vote for each share of Common Stock upon all matters upon which the shareholders have the right to vote.

                  The holders of record of any outstanding shares of Preferred Stock shall be entitled to dividends if, when and as declared by the Board of Directors of the Corporation, at such rate per share, if any, and at such time and in such manner, as shall be determined and fixed by the Board of Directors of the Corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part. No dividends shall be declared and paid, or declared and set aside for payment, on the shares of Common Stock unless and until all dividends, current and accumulated, if any, accrued on the outstanding shares of Preferred Stock shall be declared and paid or a sufficient amount shall have been set aside for the payment thereof.

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                  In the event of any voluntary or involuntary liquidation,
         dissolution or winding up of the Corporation, the holders of record of the outstanding shares of Preferred Stock shall be entitled to receive such amount, if any, for each share of Preferred Stock, as the Board of Directors of the Corporation shall determine and fix in the articles of amendment authorizing the series of Preferred Stock of which such shares of Preferred Stock are a part, and no more. If the assets of the Corporation shall not be sufficient to pay to all holders of Preferred Stock the amounts to which they would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the holders of record of each series of Preferred Stock which is entitled to share in the assets of the Corporation in any such event shall be entitled to share in the assets of the Corporation to the extent, if any, and in the manner, determined by the Board of Directors of the Corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part, and no more, and, in any such case, the holders of record of shares of Preferred Stock of the same series shall be entitled to share ratably in accordance with the number of shares of Preferred Stock of the series so held of record by them to the extent, if any, that the series is entitled to share in the assets of the Corporation in such event. No payment shall be made to the holders of shares of Common Stock of the Corporation in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation unless the holders of record of shares of Preferred Stock shall have been paid the full amount to which they shall be entitled in such event or unless a sufficient amount shall have been set aside for such payment."

         3. The amendment to the Amended and Restated Articles of Incorporation of Group Long Distance, Inc., a Florida corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation on May 9, 2001 and by the shareholders of the corporation as of June 13, 2001.

         4. The only voting group entitled to vote on the amendment to the Amended and Restated Articles of Incorporation of Group Long Distance, Inc., a Florida corporation, set forth in paragraph 2 above was the holders of shares of Common Stock of the corporation. The number of votes cast in favor of such amendment by the members of such voting group was sufficient for approval by that voting group.


         IN WITNESS WHEREOF, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on the day of July, 2001.

                                              GROUP LONG DISTANCE, INC.



                                              By /S/ Glenn S. Koach
                                                --------------------------------
                                                Glenn S. Koach, President and
                                                Chief Operating Officer